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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                 CONTACT: LEWIS FRAZER III
                                                      CHIEF FINANCIAL OFFICER
                                                      (423) 922-1123


KNOXVILLE, Tenn.--(BUSINESS WIRE)--July 31, 1997--Michael L. Campbell, President and Chief Executive Officer of Regal Cinemas, Inc. (Nasdaq/NM:REGL), today announced the completion of the previously announced acquisition of Cobb Theatres. The aggregate consideration in the transaction is 2,837,594 shares of Regal common stock, together with Regal's assumption of approximately $110 million of Cobb's liabilities. Regal will also recognize certain one-time charges totaling approximately $4.0 million after tax for its third quarter ending October 2, 1997, related to acquisition expenses and severance payments. The transaction is being accounted for as a pooling of interests.

Headquartered in Birmingham, Alabama, Cobb Theatres operates 637 screens in 66 theatre locations in Alabama, Arkansas, Florida, and Mississippi. In addition, Cobb Theatres has 83 screens under construction at 4 locations in Florida, South Carolina, and Tennessee.

Founded in November 1989, Regal Cinemas, Inc. is one of the country's fastest growing theater chains. The Company primarily shows first run movies and, including Cobb, has 2,082 screens in operation at 235 theatre locations, ranking it as the third largest theatre circuit in North America.








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